Exhibit 99

Superior Energy Services, Inc. Announces First Quarter 2003 Results

 HARVEY, La.--(BUSINESS WIRE)--May 2, 2003--Superior Energy Services, Inc. (NYSE:SPN) today announced results for the first quarter ended March 31, 2003. For the quarter, revenues were $123.2 million resulting in net income of $7.5 million or $0.10 diluted earnings per share, as compared to revenues of $104.8 million and net income of $5.8 million or $0.08 diluted earnings per share for the first quarter of 2002.

President and CEO Terry Hall Comments

President and CEO Terry Hall commented, "In the first quarter, we saw indications of increasing activity in several areas. Demand for certain production-related services and equipment in the Gulf of Mexico was at its strongest level since the fourth quarter of 2001. In addition, rentals of stabilizers, tubulars and on-site accommodations in Texas were higher as drilling activity in that market area increased. While liftboat utilization returned to typical first quarter levels, dayrates across most classes remained at fourth quarter 2002 levels. Although the timing is unclear, overall we believe the stage is set for a broader upturn in the Gulf of Mexico, given the improving performance of our production-related service businesses, relatively stable pricing for our liftboats and higher demand for certain rental tools."

Well Intervention Group Segment

First quarter revenues for the Well Intervention Group were $41.4 million, a 14% increase from the first quarter of 2002 and a 15% increase from the fourth quarter of 2002. On a sequential basis, activity increased for most production-related services despite seasonality often associated with the first quarter. A key driver was demand for discretionary services such as coiled tubing, electric line, and pumping and stimulation.

Rental Tools Segment

Revenues for the Rental Tools segment were $34.6 million, 8% higher than the first quarter of 2002 and 4% higher than the fourth quarter of 2002. Rentals of stabilizers, drill pipe and accessories to customers in the Gulf of Mexico and in certain international market areas remained strong throughout the period. Also, rentals in south and west Texas increased as compared to the fourth quarter of 2002.

Marine Segment

Superior's marine revenues were $18.7 million, a 28% increase as compared to the first quarter of 2002 and a 12% decrease as compared to the fourth quarter of 2002. Average fleet utilization was 67% as compared to 67% for the first quarter of 2002 and 79% for the fourth quarter of 2002. After starting the quarter at unseasonally high utilization, the Company's liftboat fleet returned to more normal utilization levels in February and March.

Liftboat Average Dayrates and Utilization by Class Size Three Months Ended March 31, 2003 ($ actual)
Class	Liftboats	Average Dayrate	Utilization
105'	8	$ 3,147	71.0%
120-135'	9	3,581	70.7%
145-155'	11	5,890	60.1%
160'-175	6	7,854	59.8%
200'	3	10,561	73.3%
230'-245'	3	13,456	84.6%
250'	2	17,827	57.8%

Other Oilfield Services Segment

Revenues in this segment were $28.5 million, a 30% increase as compared to the first quarter of 2002 and a 3% increase as compared to the fourth quarter of 2002. The sequential improvement was due primarily to increased sales of oil spill response equipment and increased activity for waste disposal, offset by seasonal decreases in other environmental services and construction and fabrications projects.

The Company will host a conference call at 10 a.m. Central Time today. The call can be accessed from Superior's website at www.superiorenergy.com, or by telephone at 800-763-5557. The replay telephone number is 800-642-1687 and the replay passcode is 9960168. The replay is available beginning two hours after the call and ending May 9, 2003.

Superior Energy Services, Inc. provides a broad range of specialized oilfield services and equipment primarily to major and independent oil and gas companies engaged in the exploration, production and development of oil and natural gas properties offshore in the Gulf of Mexico and throughout the Gulf Coast region. These services and equipment include the rental of liftboats, rental of specialized oilfield equipment, electric and mechanical wireline services, well plug and abandonment services, coiled tubing services and engineering services. Additional services provided include contract operating and supplemental labor, offshore construction and maintenance services, offshore and dockside environmental cleaning services, the manufacture and sale of drilling instrumentation and the manufacture and sale of oil spill containment equipment.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the Company's rapid growth; changes in competitive factors and other material factors that are described from time to time in the Company's filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Superior or any other person that the projected outcomes can or will be achieved.

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES Consolidated Statements of Operations Three Months Ended March 31, 2003 and 2002 (in thousands, except earnings per share amounts) (unaudited)
	Three Months Ended March 31,
	2003	2002
Revenues	$123,195	$104,826

Costs and expenses:
Cost of services	70,157	59,238
Depreciation and amortization	11,755	9,522
General and administrative	23,689	21,213

Total costs and expenses	105,601	89,973

Income from operations	17,594	14,853

Other income (expense):
Interest expense, net	(5,515)	(5,224)
Equity in income of affiliates	127	-

Income before income taxes	12,206	9,629

Income taxes	4,699	3,804

Net income	$7,507	$5,825

Basic earnings per share	$0.10	$0.08

Diluted earnings per share	$0.10	$0.08

Weighted average common shares used
in computing earnings per share:
Basic	73,826	70,305

Diluted	74,595	71,310

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS MARCH 31, 2003 AND DECEMBER 31, 2002 (in thousands)
	3/31/2003 (Unaudited)	12/31/2002 (Audited)
ASSETS
Current assets:
Cash and cash equivalents	$5,565	$3,480
Accounts receivable - net	110,052	108,352
Income taxes receivable	6,459	6,087
Prepaid insurance and other	14,608	11,663
Total current assets	136,684	129,582
Property, plant and equipment - net	417,544	418,047
Goodwill - net	162,366	160,366
Investments in affiliates	12,471	12,343
Other assets - net	6,935	7,282
Total assets	$736,000	$727,620

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$16,827	$21,010
Accrued expenses	37,181	33,871
Current maturities of long-term debt	13,723	13,730

Total current liabilities	67,731	68,611

Deferred income taxes	73,360	67,333
Long-term debt	251,879	256,334
Total stockholders' equity	343,030	335,342

Total liabilities and stockholders'
equity	$736,000	$727,620

Superior Energy Services, Inc. and Subsidiaries Segment Highlights Three months ended March 31, 2003 and 2002, and December 31, 2002 (Unaudited) (in thousands)
Revenue	March 2003	December 2002	March 2002

Well Intervention Group	$41,399	$36,081	$36,288
Marine	18,665	21,212	14,586
Rental Tools	34,600	33,409	31,965
Other Oilfield Services	28,531	27,676	21,987
Total	$123,195	$118,378	$104,826
Gross Profit
Well Intervention Group	$16,645	$12,096	$13,495
Marine	5,998	8,529	5,038
Rental Tools	23,486	22,795	22,777
Other Oilfield Services	6,909	5,138	4,278
Total	$53,038	$48,558	$45,588

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Contact:

Superior Energy Services Inc., Harvey

Terence Hall or Greg Rosenstein, 504/362-4321